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                            INTERVISUAL BOOKS, INC.

                                   EXHIBIT 11
                               EARNINGS PER SHARE

                    =======================================


              The computation of the weighted average number of shares outstanding for each year presented is as follows:


                                                             1996                 1995                 1994
                                                          ---------            ---------            ---------
Common stock                                              4,782,798            4,782,798            4,782,798
Contingent shares relating to:
  Employment contract for former President
  and CEO                                                      -                 227,074              247,785
                                                          ---------            ---------            ---------

Weighted average number of shares outstanding             4,782,798            5,009,872            5,030,583
                                                          =========            =========            =========



                                                             1996                 1995                 1994
                                                          ---------            ---------            ---------

Net income (loss)                                         $(544,242)           $ 435,879            $ 328,428
                                                          =========            =========            =========


Earnings (loss) per share                                 $    (.11)           $     .09            $     .07
                                                          =========            =========            =========


              All earnings per share amounts reported in the accompanying statements of income have been rounded to the nearest $.01.